Exhibit 24.6

STATE OF CONNECTICUT             §

COUNTY OF NEW LONDON       §

POWER OF ATTORNEY

Know all men by these presents, that I, JOSHUA G. WELCH, a Director of AMERICA’S CAR-MART, INC., a Texas corporation, do constitute and appoint JEFFREY A. WILLIAMS and VICKIE D. JUDY my true and lawful attorneys-in-fact, with full power of substitution, for me in any and all capacities, to sign, pursuant to the requirements of the Securities Exchange Act of 1934, the Annual Report on Form 10-K for AMERICA’S CAR-MART, INC. for the fiscal year ended April 30, 2018 and to file the same with the Securities and Exchange Commission and National Association of Securities Dealers, Inc., together with all exhibits thereto and other documents in connection therewith, and to sign on my behalf and in my stead, in any and all capacities, any amendments to said Annual Report, incorporating such changes as said attorneys-in-fact deem appropriate, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may do or cause to be done by virtue hereof.

In witness whereof, I have hereunto set my hand and seal this 13th day of June, 2018.

/s/ Joshua G. Welch

JOSHUA G. WELCH

ACKNOWLEDGMENT

Before me this 13th day of June, 2018, came JOSHUA G. WELCH, personally known to me, who in my presence did sign and seal the above and foregoing Power of Attorney and acknowledged the same as his true act and deed.

/s/ Stephen Bessette

NOTARY PUBLIC